Exhibit 99.1
April 12, 2011	Symbol: BER (TSX.V)

BE Resources expands Beryllium Prospect and examines Rare Earth Potential, northeast of Silver City, New Mexico, USA

TORONTO, ONTARIO - BE Resources Inc. (TSX.V: BER) (“BE” or the “Company”) announced today that it has greatly expanded its secure land position by the staking of 530 additional Federal lode claims at its Iron Mountain property, lying in Sierra and Soccoro counties, New Mexico, northeast of Silver City and near the current drilling area at Warm Springs. In late 2010, 207 of the lode claims were staked with the remaining 323 staked in January 2011. Iron Mountain is part of the outlying hydrothermal area in which the Company has maintained an interest since acquiring the New Mexico Beryllium Project in 2007. These additional claims were primarily staked over placer claims which existed at Iron Mountain, and in which the Company had an interest, and increases the total holdings on all of the outlying hydrothermal areas to 1,215 lode claims comprising approximately 25,000 acres.

The new claims are believed to cover two large altered zones, which may be similar to the current drilling area at Warm Springs. However, additional drilling will be necessary to confirm the existence of these geologic features.

Previous exploration in the area of the new claims in the 1940’s by the United States Bureau of Mines (USBM), using shallow drilling and trenching, identified nine principal beryllium-mineralized areas, according to the USBM report. The mineralization chiefly occurs as helvite, a manganese beryllium silica compound. In 2005, a predecessor of BE drilled a 4,445-foot (1,355 metre) test hole at Iron Mountain, which encountered a 43-foot (13 metre) mineralized zone showing potential for beryllium as both bertrandite and helvite.

The Company plans to drill nine deep tests on the five-mile diameter structure estimated at Iron Mountain, subject to availability of working capital. Permits have been approved for the initial three holes, subject to payment of required bonds.

“We are fortunate to be able to improve and increase our land position on what we believe is a significant beryllium deposit,” said David Tognoni, President and CEO. “The Bureau’s preliminary data helped us to advance our Warm Springs project – we hope for similar success at Iron Mountain. Anomalous rare earth values were encountered both in Drill hole #1, previously drilled at Iron Mountain, and in the seven holes drilled recently on the Warm Springs target for which the rare earth assays are available. Other holes from Warm Springs and surface work at Iron Mountain will be investigated further for the potential for heavy rare earth elements, in conjunction with our beryllium exploration. We believe that volcanic materials in this area are prospective for both materials."

Warm Springs Update
The Company has finished the seventh and eighth drill holes in its drilling program at Warm Springs and has sent samples for assay. The third, fourth and fifth drill holes in the program, DH #12, DH #14 and DH #17 respectively, showed anomalous values of rare earths and beryllium.

Qualified Person
David Tognoni, PE, President and CEO of the Company, is the Qualified Person (as defined under National Instrument 43-101) for the project and is responsible for verification of the data and the contents of this news release.

About BE Resources Inc. and Beryllium and Rare Earth Elements
BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs Beryllium and Rare Earth project in New Mexico. BE Resources’ initial target is beryllium, a metal that has significant lightness, strength and temperature resistance qualities that make it a valuable component in the aerospace and defence industries. Evaluation of the anomalous content of heavy rare earth elements in association with beryllium is in progress, as prices of REE's has advanced rapidly in the past year due to restriction of exports from China.

Alloys are the most common form of beryllium product, accounting for an estimated 75 percent of US consumption. In the US, ceramics (15 percent) incorporating beryllium oxides, also known as beryllia, are the next most important form of beryllium followed by metal (10 percent). Electronic and electrical components, aerospace and defence applications account for around 80 percent of US consumption according to industry analyst Roskill Mineral Services.

Beryllium prices are usually determined on a negotiated basis between producers and end-users with small quantities of highly pure metal (greater than 99 percent pure) traded on the Shanghai Metals Market. Recent prices posted for beryllium were between 5,500 - 6,000 RMB/Kg, the equivalent of about US$135 to US$147 per pound of beryllium oxide, or US$374 to US$408 per pound of beryllium.

Cautionary Statements
Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates,” “intends,” “plans,” “expects,” “believes,” “may,” and “will.” There is no assurance that we will ever be able to define a Beryllium or REE resource. We are at an early stage of exploration. Reference is made to the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information please contact:
Jason Monaco	Eric Balog	David Tognoni
First Canadian Capital Corp.	First Canadian Capital Corp.	President & CEO, BE Resources
Tel: 416-742-5600	Tel: 416-742-5600	Inc.
Fax: 416-742-6410	Fax: 416-742-6410	Tel: 575-744-4014
Email:	Email:	Fax: 575-744-5801
jmonaco@firstcanadiancapital.com	ebalog@firstcanadiancapital.com	Email: dqtognoni@gmail.com

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